U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          TRACER PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)

 Canada Incorporated (CBCA)                                        N/A
(State of other jurisdiction of                              (IRS Employer
incorporation of organization)                            identification number)

                             1113 Laval Avenue S.W.
                Calgary, Alberta, Canada T2T 1L2, (403) 290-1676
        (Address, including postal code, and telephone number, including area code, of principal executive offices)

               Tracer Petroleum Corporation 2000 Stock Option Plan
                              (Full Title of Plan)

           Joseph Sierchio, Esq.                             Copies of all communications to:
Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.                      Joseph Sierchio, Esq.
             845 Third Avenue                         Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.
            New York, NY 10022                                      845 Third Avenue
              (212) 752-1000                                       New York, NY 10022
(Name, Address and telephone number of Agent for                     (212) 752-1000
                 Service)

                                               CALCULATION OF REGISTRATION FEE
======================= =================== ============================= ============================ =====================
       TITLE OF
    EACH CLASS OF
   SECURITIES TO BE        AMOUNT TO BE      PROPOSED MAXIMUM OFFERING    PROPOSED MAXIMUM AGGREGATE        AMOUNT OF
      REGISTERED            REGISTERED            PRICE PER SHARE               OFFERING PRICE           REGISTRATION FEE
----------------------- ------------------- ----------------------------- ---------------------------- ---------------------
Common Shares
(no par value)              4,000,000                $0.32 (1)                    $1,280,000                 $118 (2)
----------------------- ------------------- ----------------------------- ---------------------------- ---------------------
Total                       4,000,000                   N/A                       $1,280,000                     $118
======================= =================== ============================= ============================ =====================

(1) The closing price for the Registrant's common stock in the over-the-counter market on July 29, 2002 was $ 0.11 per share.

(2) To date, Registrant has granted options under the Plan to purchase an aggregate of 2,022,121 shares at prices ranging from $0.10 to $0.32 per share, which shares are included in the 4,000,000 shares to be registered. Pursuant to Rule 457(c) and 457(h)(1), the registration fee was calculated on the basis of these figures.


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

                                TABLE OF CONTENTS

Part  I. Information Required In The Section 10(A) Prospectus..................3

         Item 1: Plan Information..............................................3
         Item 2: Registrant Information and Employee Plan Annual Information...3

Part II: Information Required In The Registration Statement....................4

         Item 3: Incorporation of Documents by Reference.......................4
         Item 4: Description of Securities.....................................5
         Item 5: Interests of Named Experts and Counsel........................5
         Item 6: Indemnification of Directors and Officers.....................5
         Item 7: Exemption from Registration claimed...........................6
         Item 8: Exhibits......................................................6
         Item 9: Undertakings..................................................6
         Signatures............................................................8


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

                                     PART I


              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. Plan Information.

The documents containing the information specified in Part I have been sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. Registrant Information and Employee Plan Annual Information.

The documents incorporated by reference into this Registration Statement listed in Item 3 of Part II of this Registration Statement are available for review upon written or oral request without charge. Such documents are incorporated by reference in the Section 10(a) prospectus. All other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act shall also be available upon written or oral request without charge. All such requests shall be made to Tracer Petroleum Corporation in writing to 1113 Laval Avenue S.W., Calgary, Alberta, Canada T2T1L2, attention: David Harrison or by phone at
(403) 290-1676.


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
                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation Of Certain Documents By Reference.

      The following documents filed by us with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

      1. Our latest Annual Report on Form 20-F for the fiscal year ended December 31, 2001 filed pursuant to Section 13(a) of the Exchange Act, which contains audited financial statements for our latest fiscal year for which a Form 20-F was timely filed on July 15, 2002.

      2. The description of our securities contained in our registration statement on Form F-1, File No. 33-81290.

      3. Forms 6-K that we subsequently file with the SEC may be incorporated by reference in this Prospectus by our identifying in such forms that they are being incorporated by reference into this Prospectus.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


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

Item 4. Description Of Securities.

        Not Applicable

Item 5. Interests Of Named Experts And Counsel

        Not Applicable

Item 6. Indemnification Of Directors And Officers.

Statutory Indemnification of Directors and Officers

Subject to Section 119 of the Canada Business Corporations Act, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or body corporate, if:

      (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and

      (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Corporation shall also indemnify such persons in such other circumstances as the Act permits or requires.

Other Indemnification of Officers, Directors, Employee and Agents; Insurance

      Under the Corporation's bylaws, every director and officer of the Corporation in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Corporation and shall exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Subject to the foregoing, no director or officer of the Corporation shall be liable for the acts, neglects, or defaults of any other director or officer or employee or for joining in any act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune


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

whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the provisions of the Canada Business Corporations Act and the regulations thereunder or from liability for any breach thereof. The directors of the Corporation shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Corporation, except such as shall have been submitted to and authorized or approved by the board of directors.

ITEM 7. Exemption From Registration Claimed.

Not applicable.

ITEM 8.  Exhibits.

5.1   Legal Opinion of Baker & McKenzie

23.1  Consent of Ernst & Young LLP, Independent Chartered Accountants

23.2  Consent of Baker & McKenzie (Included in Exhibit 5.1)

99.1  Tracer Petroleum Corporation 2000 Stock Option Plan

ITEM 9. Undertakings.

(a)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

      (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be


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

deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Providence of Alberta, Canada, on this 29th day of July, 2002.


                                     TRACER PETROLEUM CORPORATION

                                     By: /s/ "Larry W. Youell"
                                         ---------------------
                                         Larry W. Youell
                                         President, CEO & Director
                                         (Principal Executive Officer)


      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


/s/ "Larry W. Youell"                                    Date:  July 29, 2002
---------------------
Larry W. Youell
President, CEO & Director
(Principal Executive Officer)

/s/ "David Robinson"                                     Date:  July 29, 2002
--------------------
David Robinson
Chairman
(Principal Financial Officer)

/s/"Sameer Hirji"                                        Date:  July 29, 2002
-----------------
Sameer Hirji
Director

/s/ "David G. Wilson"                                    Date:  July 29, 2002
---------------------
David G. Wilson
Director

/s/ " Stephen Jacobs"                                    Date:  July 29, 2002
--------------------
Stephen Jacobs
Director


/s/ "Joseph Sierchio"                                    Date:  July 29, 2002
---------------------
Joseph Sierchio
Agent for Service of Process


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

                          Tracer Petroleum Corporation
                             2000 Stock Option Plan
                                    Form S-8

                                  EXHIBIT INDEX
..
Exhibit           Exhibit
Number            Description
------            -----------

5.1      Legal Opinion of Baker & McKenzie

23.1     Consent of Ernst & Young LLP, Independent Chartered Accountants

23.2     Consent of Baker & McKenzie (Included in Exhibit 5.1)

99.1     Tracer Petroleum Corporation 2000 Stock Option Plan


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